Exhibit 2

Westpac Banking Corporation 2019 Annual General Meeting Notice of Meeting Westpac Banking Corporation ABN 33 007 457 141

CONTENTS MESSAGE FROM THE CHAIRMAN 3 NOTICE OF 2019 ANNUAL GENERAL MEETING 10 IMPORTANT VOTING INFORMATION 12 EXPLANATORY NOTES 15 ATTENDING THE AGM 38 ANNUAL GENERAL MEETING THURSDAY, 12 DECEMBER 2019 10:00 AM (SYDNEY TIME) INTERNATIONAL CONVENTION CENTRE SYDNEY DARLING HARBOUR THEATRE, LEVEL 2, 14 DARLING DRIVE, SYDNEY NEW SOUTH WALES 2000 Westpac Banking Corporation ABN 33 007 457 141

2019 NOTICE OF MEETING 3

MESSAGE FROM THE CHAIRMAN



Dear Shareholder

It is my pleasure to invite you to Westpac's 2019 Annual General Meeting (AGM).

In what has continued to be a challenging period for the financial services sector, and for Westpac, I want to begin by summarising developments relevant to the AGM, including our performance and strategic progress.

The release of the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry's final report (Royal Commission Report), our Culture, Governance and Accountability self-assessment (CGA self-assessment) and customer remediation have been major areas of focus for Westpac this year. At the same time, the operating environment for financial services has become more complex, with heightened regulatory scrutiny and action, slowing economic growth, historically low interest rates and higher capital requirements.

Your Board is very mindful of the impact of these challenges on shareholders, including from a reduction in the dividend, and so I thank you for your ongoing support.

2019 performance

Your Board recognises the challenges in the operating environment and our need to improve the management of non-financial risks. Against this background it is worth reiterating that our capital remains above the Australian Prudential Regulation Authority's (APRA) unquestionably strong benchmark, our funding and liquidity is sound and our customer franchise is healthy with a market share of around 20% across most of the major segments in which we operate.

Our financial performance this year, however, has been disappointing. Cash earnings (our preferred measure of assessing financial performance) was down, largely reflecting provisions related to customer remediation and costs associated with changes in our wealth operating model, including exiting the provision of personal financial advice by financial advisers under our licences. Performance was also affected by lower demand for credit and increasing competition from a range of bank and non-bank players.

Asset quality has continued to be a highlight and the overall level of stressed assets is little changed over the year. Nevertheless, consumer delinquencies have increased, consistent with weaker economic activity and the relatively soft housing markets, particularly in Western Australia and regional Queensland, but this has been broadly as expected.

Strategically, your company continues to make good progress. We have achieved major milestones on enhancing our technology infrastructure while delivering improved customer service. For example, our Customer Service Hub, which will ultimately be the technology supporting our customer interactions, is now operational and is already improving our mortgage

4 WESTPAC GROUP MESSAGE FROM THE CHAIRMAN origination process. We have consolidated and further strengthened our data platforms and launched a new front-end system for our business bankers. We have also enhanced our services to customers, including a new online feature that provides customers with improved options (including better interest rates) when rolling over a term deposit. Responding to the strike on the 2018 Remuneration Report At our 2018 AGM, we received a significant vote against our 2018 Remuneration Report and, as a result, incurred a ‘first strike’. In accordance with Australia’s Corporations Act, if Westpac receives a second strike against our 2019 Remuneration Report, a separate resolution must be put to shareholders at the 2019 AGM asking if you wish to hold an extraordinary general meeting, a ‘spill meeting’. The details of this process and what this means are further explained in this Notice of Meeting. I want to assure shareholders that I, and your Board, recognise that decisions on executive remuneration last year were not in line with shareholder expectations. In response, we have consulted extensively with shareholders to better understand their views and act on feedback. This process included a number of meetings with both individual and institutional shareholders over the year. I appreciate the time that shareholders have taken to share their thoughts directly with me and your Board. In my letter to shareholders earlier this year, I explained that the key concern of shareholders was that short-term variable reward (STVR) in 2018 did not reflect performance and that the Board did not apply sufficient discretion to the final STVR outcomes. Shareholders also provided feedback on the overall quantum of executive pay, the use of fair value to determine the award value of long-term variable reward (LTVR) and the lack of variability in STVR to executives over time. A number of shareholders also explained that the vote against the 2018 Remuneration Report was used to signal their overall disappointment in relation to the issues that emerged through the Royal Commission. Strengthening governance The release of the Royal Commission Report and the finalisation of our CGA self-assessment highlighted some shortcomings in our company, including the management of non-financial risk. Much has already been said about these topics, including in my letter which accompanied your 2019 interim dividend statement, and I want to reiterate that these matters have been taken very seriously by your Board. We know we need to do better and have a range of programs underway to strengthen governance, better support vulnerable customers, further enhance remuneration structures and embed a stronger customer-focused culture. Many of these initiatives began in 2018 and will continue into 2020. Given their importance, significant focus is being applied to make sure the right resources and level of attention are directed to this work and your Board is monitoring closely. The message I hope shareholders take away is that we have looked closely at the areas where we have not met expectations, identified our shortcomings and are progressing plans to fix issues and restore trust in Australia’s oldest company. As Chairman I observe, first-hand, the depth of Westpac’s culture and the commitment of our people to customers – this is one of Westpac’s core strengths that will help your company emerge from this period an even stronger company.

2019 NOTICE OF MEETING 5 • No LTVR vested for the CEO and Group Executives in 2019 as performance hurdles were not met. These awards typically make up around one third of each of the CEO’s or a Group Executive’s total remuneration. Director base fees were reduced by 20% for all current Non-executive Directors for the 2019 financial year. Remuneration decisions We made a number of decisions in relation to Key Management Personnel remuneration this year. The key decisions we have made are listed below with further details provided in the explanatory notes: • • The CEO recommended to the Board that he forego his STVR for this year. The Board separately considered the matter and determined that a zero STVR outcome for 2019 for the CEO was appropriate to reflect accountability for poor non-financial risk and financial outcomes, as well as some poor customer outcomes, including those highlighted at the Royal Commission. At the same time, the CEO has had no increase in his base pay, and indeed he has not had an increase in his base pay since he commenced the role in 2015. Group Executives received between 0% and 83% of their target STVR. The scorecard outcome for non-financial risk measures was reduced to zero for Group Executives. In addition, the Board used its discretion to apply downward remuneration adjustments to two Group Executives and two former Group Executives in response to material risk and compliance matters that impacted the Group, in some instances reducing 2019 STVR outcomes to zero. Many of these adjustments related to events from prior periods which have continued to develop and, in some cases, for which material remediation costs have been accounted for in 2019. In addition, the Board exercised its discretion to apply downward adjustments to a portion of deferred STVR for two former Group Executives. Changes have also been made to 2020 remuneration structures including: • the removal of the use of fair value to determine the number of performance rights issued to the CEO and Group Executives; reductions to the total target remuneration (comprising fixed remuneration, target STVR and LTVR opportunity at face value) of the CEO and Group Executives by 23% and 12.5% respectively, reflecting changes made to LTVR. As a result of the reduction to the CEO’s remuneration, his total target remuneration becomes comparable to other Australian major bank CEOs; and the use of relative Total Shareholder Return as the performance hurdle for the 2020 LTVR and the introduction of clawback as an additional adjustment tool (noting that other LTVR vesting conditions remain unchanged, including the ability of the Board to apply discretion to outcomes). • • • •

6 WESTPAC GROUP MESSAGE FROM THE CHAIRMAN While significant changes were made to remuneration this year, some debate remains on executive remuneration structures. We will continue to assess our approach, taking into account ongoing shareholder feedback and new requirements which are being developed by our main banking regulator, APRA. We are actively participating in the consultation process with APRA on its draft prudential standard on remuneration. We will continue to review the remuneration design in 2020 following the release of APRA’s final prudential standard on remuneration. Further detail on Westpac’s 2019 remuneration outcomes, is available in this Notice of Meeting and in the Remuneration Report included in the 2019 Annual Report. Board renewal Over recent years, your Board has undergone significant renewal and I am confident the Board has the right mix of skills, experience and diversity. I believe you are well represented and highly recommend shareholders vote in favour of the Non-executive Directors who are up for election and re-election at the AGM. Resolutions requisitioned by shareholders Westpac has received a notice proposing two resolutions at our 2019 AGM that was initiated by an environmental organisation, Market Forces. The resolutions were requisitioned by shareholders representing approximately 0.01% of Westpac’s shares on issue and we have published the full details in this Notice of Meeting. The Board has considered these resolutions and does not believe they are in the best interests of Westpac shareholders as a whole and accordingly, the Board recommends shareholders vote against Items 6(a) and 6(b). Of the two resolutions, the first is a ‘special resolution’ that seeks to amend Westpac’s constitution to allow ‘advisory resolutions’ to be tabled at general meetings. The second resolution is an ‘advisory resolution’ that requests Westpac disclose in its annual reporting strategies and targets to reduce its exposure to fossil fuels, including the elimination of exposure to thermal coal by no later than 2030. The second resolution can only be properly considered if the first resolution is passed, and accordingly will only be put to the vote at the AGM if the first resolution is approved by the requisite majority of shareholders.

2019 NOTICE OF MEETING 7 On the first resolution, the Board does not believe that the requisitioned resolution which is the subject of Item 6(a) is in the best interests of shareholders. Further, the Board believes that appropriate avenues are already available to shareholders should they wish to express their opinions to the Board. On the second resolution, Westpac already discloses significant information on our climate position along with specific targets that are aligned with the recommendations of the Taskforce on Climate-related Financial Disclosures (TCFD). Westpac has a long history of action on climate change and was the first Australian bank to release a climate change position statement in 2008 and the first to commit to limiting warming to no more than two degrees in 2014, framed as less than two degrees at the time of the Paris Agreement. Our current Climate Change Position Statement is due to be updated by mid-2020. In developing these statements we take a practical, science-based and responsible approach that incorporates feedback from a range of stakeholders, including shareholders. The Board approves the Climate Change Position Statement, including the specific commitments and targets. Further information about our commitment to operating sustainably is set out in our current Climate Change Position Statement and 2020 Action Plan along with our detailed Sustainability Performance Report – both of which are available online.

8 WESTPAC GROUP MESSAGE FROM THE CHAIRMAN Matters at the 2019 AGM Returning to the matters of our AGM, the CEO and I will address the meeting. There will be six items to be considered by shareholders, certain of which are conditional and will only be put to the vote at the meeting if other resolutions are passed first. These are summarised below: 1 Financial Reports This Item does not require a formal resolution; however, shareholders are given the opportunity to ask questions and make comments about the Financial Reports and the management of Westpac. 2 Re-election and election of Directors Shareholders will be asked to vote on the election and re-election of five directors at the meeting. Two directors joined the Board during the year (Margie Seale and Steve Harker) and three existing directors will stand for re-election (Nerida Caesar, Ewen Crouch AM and Peter Marriott). 3 Grant of Equity to Managing Director and Chief Executive Officer The Board determines the remuneration of the CEO and seeks to ensure a high portion is allocated as equity to align with shareholder interests. This resolution asks shareholders to give Westpac the flexibility to allocate any vested equity entitlements (subject to various requirements, a performance hurdle and Board discretion) by issuing new shares. 4 Remuneration Report This resolution asks shareholders to adopt the Remuneration Report. Major changes in both the structure of remuneration and outcomes have been made this year to better reflect shareholders expectations. These are summarised above with further detail in the explanatory notes. 5 Conditional Spill Resolution This resolution is only required if 25% or more of votes validly cast are against Item 4, the Remuneration Report. This resolution asks shareholders if they wish to convene an extraordinary general meeting within 90 days of the AGM, at which all directors (excluding the CEO) will be required to vacate office and may stand for re-election. 6 Resolutions requisitioned by shareholders Two resolutions have been requisitioned by shareholders: • Item 6(a) proposes that shareholders amend Westpac’s Constitution to allow shareholders to express an opinion or request information from the Board regarding how the Board’s powers have or should be exercised; and • Item 6(b) is a request pursuant to Item 6(a) to disclose from 2020 the company’s strategies and targets to reduce exposure to fossil fuel assets in line with the goals of the Paris Agreement.

2019 NOTICE OF MEETING 9 AGM information Full details of the meeting, how to get there, and the resolutions are included in this Notice of Meeting. If you are unable to attend you can still view the proceedings on our live webcast at www.westpac.com. au/investorcentre. If you cannot attend the meeting and would like to ask a question you can do so either via the enclosed form or online. I will not be able to respond to all submitted questions but will take these into consideration as I prepare my address and will aim to deal with the most commonly raised topics. Information on how to vote for the resolutions at the AGM, regardless of whether you attend or not, is detailed on pages 12, 13 and 14. Our Annual Report and/or our Annual Review and Sustainability Report have been sent to shareholders who requested them. These reports are also available on our website at www.westpac.com.au/investorcentre. I look forward to welcoming you at the AGM. Yours sincerely, Lindsay Maxsted Chairman 4 November 2019

10 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Notice of Annual General Meeting The Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held at the International Convention Centre Sydney in the Darling Harbour Theatre, located on Level 2, 14 Darling Drive, Sydney, New South Wales, on Thursday, 12 December 2019, commencing at 10:00 am (Sydney time). ITEMS OF BUSINESS 1 Financial Reports To receive and consider the Financial Report, the Directors’ Report and the Auditor’s Report for the year ended 30 September 2019. 2 Re-election and election of Directors (order is alphabetical) (a) To re-elect Nerida Caesar as a Director. (b) To re-elect Ewen Crouch AM as a Director. (c) To elect Steven Harker as a Director. (d) To re-elect Peter Marriott as a Director. (e) To elect Margaret Seale as a Director. 3 Grant of equity to Managing Director and Chief Executive Officer To approve the grant of performance share rights to the Managing Director and CEO, Brian Hartzer, under the CEO Long Term Variable Reward Plan in accordance with the Plan rules and on the terms summarised in the Explanatory Notes in this Notice of Meeting. Approval is being sought for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth) (Corporations Act). 4 Remuneration Report To adopt the Remuneration Report for the year ended 30 September 2019.

2019 NOTICE OF MEETING 11 5 Conditional Spill Resolution Subject to, and conditional on 25% or more of the votes cast on the Remuneration Report (Item 4) being against that Item, to hold an extraordinary general meeting of Westpac within 90 days (Spill Meeting) at which: (a) all the Non-Executive Directors in office when the resolution to approve the Directors’ Report for the financial year ended 30 September 2019 was passed and who remain in office at the time of the Spill Meeting, cease to hold office immediately before the end of the Spill Meeting; and (b) resolutions to appoint persons to offices that will be vacated immediately before the end of the Spill Meeting are put to the vote at the Spill Meeting. This resolution will only be put to the AGM if at least 25% of the votes validly cast on the resolution proposed in Item 4 are against that resolution. If you do not want a Spill Meeting to take place, you should vote ‘against’ Item 5. If you want a Spill Meeting to take place, you should vote ‘for’ Item 5. 6 Resolutions Requisitioned by Shareholders (a) To consider, and if thought fit, pass the following resolution as a special resolution: To insert into the Constitution in article 7 ‘General meetings’ the following new article 7.3A ‘Advisory resolutions’: The Company in general meeting may by ordinary resolution express an opinion or request information about the way in which a power of the Company partially or exclusively vested in the Directors has been or should be exercised. Such a resolution must relate to a material risk identified by the Directors or the Company and cannot advocate action that would violate any law or relate to any personal claim or grievance. Such a resolution is advisory only and does not bind the Directors or the Company. (b) To consider and if thought fit, pass the following resolution as an ordinary resolution: Shareholders request the Company disclose in annual reporting from 2020 strategies and targets to reduce exposure to fossil fuel (oil, gas, coal) assets in line with the climate goals of the Paris Agreement, including the elimination of exposure to thermal coal in OECD countries by no later than 2030. Item 6(b) contains an advisory resolution and may be properly considered at the AGM only if Item 6(a) is passed by special resolution. If Item 6(a) is not passed, Item 6(b) will not be put to the vote at the AGM. By order of the Board of Directors Timothy Hartin Group Company Secretary 4 November 2019

12 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING In addition, for Item 3, Westpac will disregard any votes cast in favour of this Item by Mr Hartzer and any associate of Mr Hartzer in accordance with the Listing Rules. Westpac will not disregard a vote cast by Mr Hartzer or any associate of Mr Hartzer as Proxy for a person who is entitled to vote in accordance with the directions on the Voting Form. VOTING EXCLUSIONS Key Management Personnel (KMP) that may have a vested interest in the outcome of a resolution are restricted from voting on that resolution. KMP include members of the Board and Westpac’s Group Executive Team, and this definition (and a list of KMP) is set out in Westpac’s Annual Report. The Corporations Act restricts KMP and their closely related parties from voting in certain circumstances on such resolutions. A closely related party includes a spouse, dependants and certain other close family members, as well as any companies controlled by the KMP. CONDUCT OF THE WESTPAC AGM All Westpac shareholders may attend the AGM and ask a question. All Westpac shareholders may also vote on each Item before the AGM subject to the voting exclusions set out earlier. For the purposes of the AGM, a person will be considered a shareholder if they were registered as the holder of those shares at 7:00 pm (Sydney time) on Tuesday, 10 December 2019. The AGM is an important forum for the Board, Executive Team and shareholders and so we will: Voting exclusions apply to the following Items: Item Resolution 3 Grant of equity to the Managing Director and Chief Executive Officer 4 Remuneration Report 5 Conditional Spill Resolution Westpac will disregard any votes cast on Item 4, in any capacity, by or on behalf of a member of the KMP or that KMP’s closely related parties. Westpac will also disregard any votes cast on Items 3, 4 and 5 as Proxy by any member of the KMP or that KMP’s closely related parties. The exception to this exclusion is where a KMP (or related party) is: • a Proxy for a person entitled to vote, and that person has directed the KMP or their closely related party (as Proxy) how to vote on the Item on the Voting Form; or • the Chairman of the AGM, as Proxy for a person entitled to vote, in accordance with an express authority on the Voting Form to vote undirected proxies as the Chairman sees fit even if the resolution is connected directly or indirectly with the remuneration of a member of the KMP. • provide shareholders with a reasonable opportunity to ask questions. The Chairman and the CEO will generally answer questions. However, some questions may be referred to Westpac’s Auditor or to another senior executive. If appropriate, a response may be provided as soon as possible after the AGM; inform shareholders of the Proxy position on each Item and the manner in which the Chairman of the AGM will vote available Proxies; and provide shareholders with easy access to the AGM so that they are able to participate in the meeting. We will do this by supporting people with mobility difficulties, providing hearing loop facilities and having a sign language interpreter for the business of the meeting. • •

2019 NOTICE OF MEETING 13 However, if the Voting Form is left blank for all Items, the Chairman of the AGM will be deemed to be your appointed Proxy for all Items. By submitting a direct vote, you agree to be bound by the direct voting rules adopted by the Board. The direct voting rules are available on the Westpac website at www.westpac. com.au/investorcentre. Further instructions on direct voting are available on the front of the Voting Form. To assist us we ask that shareholders: • do not repeat questions already asked to allow as many shareholders as possible to participate; keep questions to matters being considered at the AGM and which are relevant to shareholders as a whole. We are not able to discuss personal banking matters at the AGM; and do not photograph, videotape or record the AGM. • • 3. Appoint a Proxy Shareholders can appoint up to two Proxies to attend the AGM on their behalf, and vote in accordance with their instructions on the Voting Form. A Proxy need not be a shareholder of Westpac. Where two Proxies are appointed, each Proxy can represent a specific proportion or number of shares. If no number or proportion is specified, each Proxy will represent half the shareholder’s votes. If a Proxy is instructed to abstain from voting on an Item, they must not vote on the shareholder’s behalf. Any vote cast will not be counted. If you appoint a Proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those Proxy votes on your behalf if your Proxy does not do so. If you appoint the Chairman of the AGM as your Proxy (or if he is appointed by default), and no direction is provided, you are authorising the Chairman to exercise your Proxy as the Chairman sees fit. This includes in relation to Items 3, 4 and 5 even though those items are connected directly or indirectly with the remuneration of a member of Westpac’s KMP. If you wish to appoint the Chairman of the AGM as Proxy and direct them how to vote on an Item, you must complete the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. HOW TO VOTE There are three ways in which to vote at Westpac’s AGM: Further details on each option are provided below. 1. Attend the AGM When registering at the AGM you will be given a voting card. Further instructions on how to complete the voting card will be provided at the AGM. 2. Submit a direct vote A direct vote can be lodged online or by completing the direct voting section of the Voting Form and returning it in accordance with the instructions below. For a vote to be counted, you must complete the voting directions for each Item by marking ‘For’, ‘Against’ or ‘Abstain’. Votes will only be valid for Items marked. No vote will be counted for Items left blank. 1. attend the AGM and vote on the voting cards you will be given on the day; 2. submit a direct vote, either online or by filling in the Voting Form; or 3. appoint a Proxy (or Proxies) to attend the AGM and vote on your behalf. This may also be done online or by filling in the Voting Form.

14 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Otherwise, the Chairman of the AGM intends to vote all available Proxies in favour of all Items except Items 5 and 6. If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your Proxy, you must specify how they should vote on Items 3, 4 and 5 by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. If you do not, your Proxy will not be able to exercise your vote for that Item. Shareholders are encouraged to direct their Proxies on how to vote. If a Proxy is not directed, the Proxy may abstain or vote as they see fit (subject to any voting exclusions). Should any new Items be proposed at the AGM, a Proxy may vote on such Items as they see fit. Further instructions on appointing Proxies are available on the front of the Voting Form or online at vote.linkmarketservices.com/WBC. By post, hand or facsimile – completed Voting Forms (including any relevant authority under which a Voting Form is signed, or a certified copy of that authority) may be posted to Link Market Services Limited, Locked Bag A6015, Sydney South NSW 1235, using the enclosed return envelope; or hand delivered to Link Market Services Limited at 1A Homebush Bay Drive, Rhodes NSW 2138; or sent by facsimile to (+61 2) 9287 0309. All Voting Forms must be received (either online, by post or fax) by 10:00am (Sydney time) on Tuesday, 10 December 2019. Corporate representatives A corporation which is a shareholder, or which has been appointed as a Proxy, may appoint an individual to act as a representative to vote at the AGM. The appointment must comply with section 250D of the Corporations Act. The representative should bring to the AGM evidence of his or her appointment unless it has previously been provided to Link. Submit a Voting Form Voting Forms can be submitted in the following ways: Online – at vote.linkmarketservices.com/WBC. Follow the prompts and have your Shareholder Reference Number (SRN) or Holder Identification Number (HIN) available. You may also use a mobile (with a QR code reader) to scan the QR code on the front of the Voting Form. You will need your SRN or HIN and the postcode for your shareholding. Email – scan and email a completed Voting Form (this must include any relevant authority under which a Voting Form is signed, or a certified copy of that authority) to vote@linkmarketservices.com.au. Voting by poll Voting on Items at the AGM will be conducted by poll. Further details on the poll will be provided at the AGM.

2019 NOTICE OF MEETING 15 an independent performance review of all Directors. Following that review the Board (with the exception of each Director in relation to his or her own election or re-election) has recommended the election or re-election of each Non-executive Director below. All Non-executive Directors standing for election or re-election will address the AGM. EXPLANATORY NOTES Item 1  Financial Reports (a) Nerida Caesar Item 2  Re-Election and Election of Directors BCom, MBA, GAICD, Age 55. Independent Non-executive Director since September 2017. Ms Caesar is the Chairman of Workplace Giving Australia Limited, a Director of Spark Investment Holdco Pty Ltd, an Advisory Board member of IXUP Limited and an Advisor to Equifax Australia and New Zealand. Ms Caesar has 30 years of broad-ranging commercial and business management experience. Most recently, Ms Caesar was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax, formerly Veda Group Limited from February 2011 to June 2017. Ms Caesar is also a former Director of Genome.One Pty Ltd and Stone and Chalk Limited. Ms Caesar was also formerly Group Managing Director, Telstra Enterprise and Government, responsible for Telstra’s corporate, government and large business customers in Australia as well as the international sales division. She also worked as Group Managing Director, Telstra Wholesale, and prior to that held the position of Executive Director Enterprise & Government where she was responsible for managing Westpac seeks to maintain a high-quality Board with the skills and experience to represent shareholders in understanding the complexities of a modern financial services environment. A skills matrix which is included in Westpac’s Corporate Governance Statement and available on Westpac’s website at www.westpac.com.au/about-westpac/ westpac-group/corporate-governance/ corporate-governance-overview/ sets out the skills of the Board. This matrix highlights that the current Board has the necessary skills and experience to be Directors of your company. In addition, each year the Board conducts Ms Nerida Caesar, Mr Ewen Crouch AM and Mr Peter Marriott are retiring by rotation at this meeting in accordance with the Constitution and are offering themselves for re-election. Mr Steven Harker and Ms Margaret Seale both joined the Board on 1 March 2019 and are offering themselves for election. This Item relates to Westpac’s Financial Report, Directors’ Report and Auditor’s Report (the Reports) for the year ended 30 September 2019. This Item does not require a formal resolution and so no vote will be held. Shareholders may ask questions on the Reports. The Reports are in Westpac’s 2019 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre.

16 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING products, services and customer relationships throughout Australia. Prior to joining Telstra, Ms Caesar held several senior management and sales positions with IBM within Australia and internationally over a 20 year period, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Ms Caesar does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Ms Caesar does not have a relationship with any other Director. Ms Caesar is a member of the Board Risk & Compliance and Board Technology Committees. The Board considers Ms Caesar to be an independent director. The Board (other than Ms Caesar) unanimously recommends shareholders vote in favour of the re-election of Ms Caesar to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. as Chairman of Partners. His other roles at Allens included Co-Head Mergers and Acquisitions and Equity Capital Markets, Executive Partner, Asian offices and Deputy Managing Partner. Mr Crouch served as a Director of Mission Australia from 1995 and as Chairman from 2009, before retiring in November 2016. From 2010 to 2015, Mr Crouch was a member of the Takeovers Panel. In 2013, Mr Crouch was awarded an Order of Australia in recognition of his significant service to the law as a contributor to legal professional organisations and to the community. Mr Crouch is the Chairman of Corporate Travel Management Limited, a Director of BlueScope Steel Limited, Sydney Symphony Orchestra Holdings Pty Limited and Jawun. He is a member of the Commonwealth Remuneration Tribunal. Mr Crouch does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Crouch does not have a relationship with any other Director. Mr Crouch is the Chairman of the Board Risk & Compliance Committee and a member of each of the Board Audit, Board Nominations and Board Remuneration Committees. The Board considers Mr Crouch to be an independent director. The Board (other than Mr Crouch) unanimously recommends shareholders vote in favour of the re-election of Mr Crouch to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (b) Ewen Crouch AM BEc (Hons.), LLB, FAICD. Age 63. Independent Non-executive Director since February 2013. Mr Crouch was a Partner at Allens from 1988 to 2013, where he was one of Australia’s most accomplished mergers and acquisitions lawyers. He served as a member of the firm’s board for 11 years, including four years

2019 NOTICE OF MEETING 17 The Board considers Mr Harker to be an independent director. The Board (other than Mr Harker) unanimously recommends shareholders vote in favour of the election of Mr Harker to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (c) Steven Harker BEc (Hons.), LLB. Age 64. Independent Non-executive Director since 1 March 2019. Mr Harker has over 35 years of experience in investment banking. He was formerly Managing Director and Chief Executive Officer of Morgan Stanley Australia from 1998 to 2016 and then Vice Chairman until February 2019. Prior to joining Morgan Stanley, he spent fifteen years with Barclays de Zoete Wedd (BZW, now Barclays Investment Bank). Mr Harker is a former Chairman and Director of Australian Financial Markets Association Limited and a former Director of Investa Property Group. He also previously served on the board of the Centre for International Finance and Regulation. He is also a former Guardian of the Future Fund of Australia. Mr Harker currently serves as Honorary Treasurer of Ascham School. Mr Harker is currently a Director of The Banking and Finance Oath Limited, The Hunger Project Australia, ASX Refinitiv Charity Foundation, New South Wales Golf Club Foundation Limited and Ascham School Ltd. Mr Harker does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Harker does not have a relationship with any other Director. Mr Harker is a member of the Board Risk & Compliance and Board Audit Committees. (d) Peter Marriott BEc (Hons.), FCA. Age 62. Independent Non-executive Director since June 2013. Mr Marriott has over 30 years’ experience in senior management roles in the finance industry encompassing international banking, finance and auditing. He joined Australia and New Zealand Banking Group Limited (ANZ) in 1993 and held the role of Chief Financial Officer from July 1997 to May 2012. Prior to his career at ANZ, Mr Marriott was a banking and finance, audit and consulting partner at KPMG Peat Marwick. Mr Marriott was formerly a Director of ANZ National Bank Limited in New Zealand and various ANZ subsidiaries. Mr Marriott is currently a member of the Monash University Council and also the Chairman of the Monash University Council’s Resources and Finance Committee. Mr Marriott is a Director of ASX Limited, ASX Clearing Corporation Limited, ASX Settlement Corporation Limited and Austraclear Limited. Mr Marriott does not have a relationship with Westpac, other than as a Director and as a shareholder. Mr Marriott does not have a relationship with any other Director.

18 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Mr Marriott is the Chairman of the Board Audit Committee and a member of each of the Board Nominations, Board Risk & Compliance and Board Technology Committees. The Board considers Mr Marriott to be an independent director. The Board (other than Mr Marriott) unanimously recommends shareholders vote in favour of the re-election of Mr Marriott to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. Health Care Limited, Bank of Queensland Limited, and Penguin Random House Australia Pty Limited, of which she was also Chair. She also previously served on the boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers Festival. Ms Seale is currently a Director of Scentre Group Limited, Telstra Corporation Limited and Australian Pacific (Holdings) Pty Limited. Ms Seale does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Ms Seale does not have a relationship with any other Director. Ms Seale is a member of the Board Risk & Compliance and Board Remuneration Committees. The Board considers Ms Seale to be an independent director. The Board (other than Ms Seale) unanimously recommends shareholders vote in favour of the election of Ms Seale to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item. (e) Margaret Seale BA, FAICD. Age 59. Independent Non-executive Director since 1 March 2019. Ms Seale has more than 25 years’ experience in senior executive roles across a range of industry sectors. Her particular focus was sales and marketing, general management, and the successful transition of traditional business models to digital environments. Prior to her non-executive career, she was Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Ms Seale is a former Director of Ramsay

2019 NOTICE OF MEETING 19 Item 3  Grant of Equity to Managing Director and Chief Executive Officer 1. Reason for requesting shareholder approval Under the CEO LTVR Plan, the Board decides whether shares to satisfy any vested LTVR awards will be acquired on-market or be issued by Westpac. ASX Listing Rule 10.14 requires shareholder approval for the issue of securities to a Director under an employee incentive scheme. While it is currently intended that shares will be acquired on-market, shareholder approval is being sought in order to preserve flexibility to issue shares under the CEO LTVR Plan in satisfaction of the CEO’s entitlement in the event that the award vests at the end of the performance period. To support the alignment of the CEO’s long term interests with shareholder interests, the Board believes the CEO should maintain a substantial shareholding in Westpac and receive part of his remuneration in the form of equity that vests if certain conditions are met. Specifically, it is proposed that the 2020 long term variable reward (LTVR award) be allocated in the form of performance share rights. If certain conditions (including a performance hurdle) are met over a four-year performance period, the performance share rights will vest as set out in the CEO LTVR Plan Rules. An overview of the CEO LTVR Plan is provided below. Further details of Mr Hartzer’s remuneration arrangements are set out in the Remuneration Report in Westpac’s 2019 Annual Report, which is available at www.westpac.com.au/investorcentre. This resolution is not seeking approval for the total remuneration of the CEO but for the issue of securities to the CEO (as a Director) under the CEO LTVR Plan, which is one component of his total remuneration. If shareholder approval is not obtained, the Board will consider alternative approaches to rewarding Mr Hartzer on the achievement of the performance and service conditions detailed below. This may include the satisfaction of any vested awards through an on-market purchase of shares or paying him a cash equivalent. Shareholder approval is also being sought for the purposes of sections 200B and 200E of the Corporations Act for termination benefits that may be given to Mr Hartzer in connection with the deferred LTVR award covered by Item 3. If approved, Mr Hartzer will be entitled to receive benefits arising through this award on termination of employment (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval. It is intended that this approval will remain valid during the life of equity granted to Mr Hartzer in relation to Item 3. Shareholders are asked to vote on the grant of equity to the CEO, Brian Hartzer, as part of his 2020 financial year remuneration. The grant of equity is consistent with Mr Hartzer’s employment agreement and the CEO Long Term Variable Reward Plan (CEO LTVR Plan) which were set by the Board and supported by shareholders at prior AGMs.

20 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING 2. Terms of the CEO LTVR Plan Consistent with our remuneration strategy, the terms of the CEO LTVR Plan have been designed to: • align Mr Hartzer’s accountability and remuneration with the long term interests of shareholders by rewarding the delivery of sustained Group performance over the long term; place a significant proportion of Mr Hartzer’s remuneration ‘at-risk’ because vesting is subject to the achievement of a performance hurdle, a service condition and an adjustment; and ensure Mr Hartzer’s remuneration is competitive and aligned with market remuneration in the financial services industry. • • Terms of the CEO LTVR Plan Each year, Westpac may grant performance share rights to Mr Hartzer under the CEO LTVR Plan. The Board has determined that Mr Hartzer will receive a 2020 LTVR award, comprising a maximum grant of 120,020 performance share rights under the CEO LTVR Plan to the value of $3,585,000. Subject to meeting the performance hurdle and other vesting criteria described below, the maximum number of ordinary shares to be issued to Mr Hartzer under his 2020 LTVR award is 120,020, at a price of $29.87 per performance share right. The number of performance share rights to be granted to Mr Hartzer was determined by dividing the dollar value of his LTVR by the market price (being the volume weighted average market price of Westpac’s ordinary shares, as traded on the ASX in the five trading days up to and including 30 September 2019). Quantum of award

2019 NOTICE OF MEETING 21 Terms of the CEO LTVR Plan Performance hurdle • The CEO LTVR Plan award will vest after four years (starting on the day after the day on which the Board determined the CEO’s LTVR award) subject to a relative Total Shareholder Return (TSR) performance hurdle and subject to overriding discretion where deemed appropriate by the Board. The relative TSR performance hurdle measures Westpac’s TSR against a composite TSR index comprising the top ten Australian financial services companies (other than Westpac). Fifty percent of the composite TSR index is weighted to the three other major banks and fifty percent is weighted to the remaining seven financial services companies. The composite TSR index is calculated by multiplying each peer company’s TSR for the four-year performance period by its respective weighting. The ten results are then added together to form the index. Westpac’s TSR for the four-year period is then compared to the composite TSR index. The vesting schedule is outlined below: • • • • Westpac’s TSR performance Vesting Below composite TSR index 0% Equal to composite TSR index 50% Composite TSR index exceeded by 21.55 or more (i.e. 5% compound annual growth in TSR over the four-year period) 100% Vesting will occur on a straight line basis between 50% and 100%. Under the CEO LTVR Plan, the performance hurdle must be satisfied before performance share rights can vest, except in limited circumstances (refer to the Board discretion described above and the cessation of employment section below). There is no re-testing. Forfeiture If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights will be forfeited. The Board may in certain circumstances also adjust the number of unvested performance share rights downwards, or to zero, in which case they will be forfeited. This may occur in order to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac.

22 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Terms of the CEO LTVR Plan Clawback At the discretion of the Board, clawback will apply to vested equity awards for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal or the Board considers at its discretion would have justified dismissal or where otherwise required by law. Clawback has been introduced to the CEO’s LTVR Plan in respect of performance periods commencing on or after 1 October 2019 to strengthen the management of employee conduct and application of remuneration consequences (see Item 4). Subject to the Board’s discretion, all unvested performance share rights will be forfeited when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment: • is due to his death, or total and permanent disablement; or • occurs in certain circumstances (such as a change of control where certain other conditions are met). Unvested performance share rights held by Mr Hartzer will vest if his employment ceases for any of the above reasons, unless the unvested performance share rights are prevented from vesting by law. Cessation of employment

2019 NOTICE OF MEETING 23 The value of termination benefits that may be given to Mr Hartzer by reason of early vesting of any of his 2020 LTVR awards or the exercise of the Board’s discretion that his performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon: 3. Termination benefits Early vesting of Mr Hartzer’s LTVR awards in the circumstances outlined above may amount to the giving of a termination benefit. The Board also has discretion in relation to performance share rights where Mr Hartzer ceases employment under certain circumstances that do not involve serious misconduct and where early vesting of performance share rights is not otherwise prohibited by law. This discretion enables the Board to vest or leave the performance share rights on foot, subject to the performance hurdles. The Board may determine to exercise this discretion in relation to LTVR awards in circumstances where Mr Hartzer’s employment ceases without fault on his part. In determining whether to exercise discretion, the Board will take into account all relevant circumstances, which may include Mr Hartzer’s (and Westpac’s) performance against applicable performance hurdles at the date of cessation, as well as Mr Hartzer’s individual performance and the period that has passed from the date of grant to the date of cessation. • the number of securities initially granted as part of a LTVR award; the date when, and circumstances in which, Mr Hartzer ceases employment; Westpac’s share price at the date of vesting; and the number of unvested securities held by Mr Hartzer at the time of cessation. • • •

24 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING (h) Since the last approval under Listing Rule 10.14 at the 2018 AGM, Mr Hartzer was awarded 227,338 share rights under the FY19 CEO LTVR Plan with a notional value of $2,528,000 and face value of $5,616,534. The notional value of the performance share rights was calculated by an independent valuer, taking the market price of Westpac shares at the start of the performance period, and using a Monte Carlo pricing model. The face value is calculated by multiplying the number of performance share rights granted during the year by the five day Volume Weighted Average Price up to and including the grant date. Further information on the CEO LTVR Plan is available in the Remuneration Report. A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting. The Board (other than Mr Hartzer) unanimously recommends shareholders vote in favour of Item 3. The Chairman of the AGM intends to vote all available proxies in favour of this Item. 4. Further information (a) No loans are, or will be, granted to Mr Hartzer in connection with the CEO LTVR Plan. (b) Performance share rights granted under the CEO LTVR Plan will be published each year in the Annual Report. The Annual Report will note that approval for issue of those securities was obtained under ASX Listing Rule 10.14. (c) Mr Hartzer is the only Director of Westpac entitled to participate in the CEO LTVR Plan. If shareholders vote in favour of Item 3, no additional person who becomes entitled to participate in the CEO LTVR Plan will participate until approval is obtained under ASX Listing Rule 10.14. (d) Mr Hartzer is not permitted to trade in securities received under the CEO LTVR Plan until they have vested. After vesting, trading must comply with Westpac’s Securities Trading Policy. (e) Performance share rights do not receive dividends and do not have voting rights. (f) If shareholder approval is obtained, the grant of performance share rights (and the underlying shares) will be approved for the purposes of all applicable requirements, including sections 200B and 200E of the Corporations Act and ASX Listing Rule 10.14. (g) Westpac will grant the performance share rights in December 2019, and in any event, no later than three years after the AGM.

2019 NOTICE OF MEETING 25 Item 4 Remuneration Report LTVR to align executive accountability and remuneration with the long-term interests of shareholders by rewarding the delivery of sustained Group performance. Non-executive Director remuneration is designed to attract and retain experienced, qualified Board directors and provide appropriate remuneration for their time and expertise. Non-executive Director remuneration for Board membership comprises cash fees and superannuation. Additional fees are paid to Non-executive Directors for membership on certain Board Committees, subsidiary boards or advisory boards. Strategy and framework Westpac’s remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering sustained long-term results for shareholders. The remuneration strategy is supported by the reward framework set out in sections 2 and 4 of the 2019 Remuneration Report. The CEO and Group Executives are rewarded based on a total reward framework comprising: Fixed remuneration to attract and retain high quality executives through market competitive and fair remuneration. STVR to ensure a portion of remuneration is variable and at-risk; linked to the delivery of agreed plan targets that support Westpac’s strategic priorities, noting that outcomes may fall below target or exceed the target amount when exceptional performance is achieved. Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2019. This report is included in Westpac’s 2019 Annual Report and is available at www.westpac.com.au/investorcentre.

26 WESTPAC GROUP
NOTICE OF ANNUAL GENERAL MEETING

Response to the first strike

In 2018, 64.16% of votes were cast against the adoption of the 2018 Remuneration Report which resulted in Westpac receiving a 'first strike'.

In response to the first strike, the Board and management spent significant time in 2019 reflecting on improvements to remuneration arrangements and outcomes to ensure that shareholder concerns are fully addressed.

We completed a comprehensive review of executive remuneration practices with a focus on the remuneration strategy, frameworks, governance, decision-making processes that support the Board in determining outcomes for KMP and our approach to communication.

A key objective of our review was to identify opportunities for improvement and balance the needs of our stakeholders, including shareholders and regulators. As part of the review we also consulted widely with major shareholders and shareholder advisory groups. Details of the feedback received, and our response is provided in the introduction from the Chairman of the Board Remuneration Committee in the 2019 Remuneration Report.

Following the review and considering market feedback, the Board has:

- changed the LTVR allocation approach so that the number of performance share rights granted is now determined by the face value of shares at the grant date, rather than fair value;
- reduced the 2020 total target and maximum remuneration for Group Executives through a reduction in the LTVR opportunity;
- reduced fees paid to current Non-executive Directors for 2019;
- updated the CEO's 2019 STVR scorecard to include a greater focus on non-financial risks, as well as customer outcomes;
- improved our remuneration governance and decision-making frameworks;
- enhanced our remuneration adjustment guidelines;
- introduced clawback as an additional remuneration adjustment tool which will take effect for prospective awards; and
- improved disclosure in the 2019 Remuneration Report.

We will continue to review our remuneration framework in 2020, particularly as APRA finalises its new Prudential Standard for remuneration.

2019 NOTICE OF MEETING 27 Quantum of remuneration 2019 Remuneration outcomes 2019 Fixed remuneration 2019 STVR outcomes 2016 LTVR outcomes The CEO recommended to the Board that he forego his STVR for this year. The Board separately considered the matter and determined that a zero STVR outcome for 2019 for the CEO was appropriate to reflect accountability for poor non-financial risk and financial outcomes, as well as some poor customer outcomes, including those highlighted at the Royal Commission. The 2019 STVR outcomes for Group Executives ranged from 0% to 83% of the target opportunity and 0% to 55% of the maximum opportunity. The average 2019 STVR outcome for Group Executives was 56% of the target opportunity, down from 87% in 2018. The performance hurdles for the 2016 CEO LTVR Plan and the 2016 Group Executive LTVR Plan were not met and, as a result, the awards lapsed in full for the fourth consecutive year. David McLean (Chief Executive Officer, Westpac New Zealand) and Gary Thursby (Chief Operating Officer) received fixed remuneration increases of 10% and 7%, respectively, in 2019 to align their remuneration with the market. David Lindberg received an increase to his fixed remuneration of 7% in 2019 to reflect the increased size and scale of his role on appointment to Chief Executive, Consumer. No other Group Executives received total target remuneration increases during 2019. Total remuneration awarded and realised by KMP in 2019 is outlined in section 3 of the 2019 Remuneration Report. Total remuneration calculated in accordance with the Australian Accounting Standards is provided at section 7 of the 2019 Remuneration Report. Westpac values shareholder feedback and, while the vote on this Item is non-binding (in accordance with the Corporations Act), the Board will take the outcome of the vote into account when considering future remuneration policies. A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting. The Board unanimously recommends shareholders vote in favour of adopting the Remuneration Report. The Chairman of the AGM intends to vote all available proxies in favour of this Item.

28 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING If this Item is passed at the AGM, a Spill Meeting must be held within 90 days of the AGM. All the following Non-executive Directors will cease to hold office at the end of the Spill Meeting, unless they are willing to stand for re-election and are re-elected at the Spill Meeting: Item 5  Conditional Spill Resolution • • • • • • • • • • * Lindsay Maxsted; Nerida Caesar*; Ewen Crouch AM*; Alison Deans; Craig Dunn; Anita Fung; Steven Harker*; Peter Marriott*; Peter Nash; and Margaret Seale*. This assumes that these Non-executive Directors are re-elected and/or elected at the AGM under Item 2 and seek re-election at the Spill Meeting. However, there is no assurance that all Non-executive Directors will seek re-election at this time. In accordance with the Corporations Act, ASX Listing Rules and Westpac’s Constitution, the CEO, Brian Hartzer, would not be required to stand for election as a Director, and would continue to hold office, at the Spill Meeting. This Item will only be put to the AGM if at least 25% of the votes validly cast on Item 4 to adopt the Remuneration Report are cast against the resolution. If less than 25% of the votes validly cast on Item 4 are against the resolution, then there will be no ‘second strike’ and this Item will not be put to the AGM. If this Item is put to the AGM, shareholders will be asked to vote on whether an extraordinary general meeting known as a ‘Spill Meeting’ should be convened. For this Item to be passed, more than 50% of the votes validly cast on the resolution must be in favour of it.

2019 NOTICE OF MEETING 29 of Non-executive Directors. Further against the Remuneration Report in in the renewal of Non-executive increased shareholder engagement, Meeting is not believed by your Board remuneration consequences for or its shareholders; and circumstances of this year; significant cost incurred if Westpac experience to provide effective Spill Meeting. represent shareholders; and Ms Seale, who will stand for at the AGM, the Board unanimously of the Board, and the stability of your all available proxies against this Item. The Board considers the following factors Directors were not returned to office, to be relevant to a shareholder’s decision it could take considerable time to on how to vote on this Item: rebuild a Board with the same skills • the Board has taken the first strikeand experience as the current group 2018 very seriously, including through changes to the Board and uncertainty adjusted remuneration plans and Directors resulting from the Spill people at Westpac as a result of the to be in the best interests of Westpac • the current Board has the skills and • there would be disruption and oversight to your company and to is required to convene and hold the • all Non-executive Directors A voting exclusion applies to this Item, as have previously been elected by set out earlier in this Notice of Meeting. shareholders (aside from Mr Harker In the event this Item is put to the vote election at this AGM); recommends shareholders vote against • a change in the Board could Item 5. significantly undermine the stability The Chairman of the AGM intends to vote company. Holding the Spill Meeting would create significant disruption and uncertainty for your company. Furthermore, if the Spill Meeting occurred and the Non-Executive

30 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Item 6 Resolutions Requisitioned by Shareholders Your Board’s Response Your Board supports the rights of shareholders to serve notices under the Corporations Act and is also attentive and responsive to feedback from shareholders. However, your Board does not believe that the requisitioned resolution which is the subject of Item 6(a) is in the best interests of shareholders. Westpac is a large organisation operating in an increasingly complex financial services landscape. Your Directors represent and serve the interests of all shareholders by providing guidance, oversight and leadership to the company, and must do so while balancing each of them with the interests of multiple stakeholders. Your Board must have the clear authority to make decisions about the management of the company so that it can meet its obligation to act in the best interests of all shareholders. The amendment proposed by a small number of shareholders represented by Market Forces would impact the Board’s ability to make these decisions effectively and confuse the role of the Board and shareholders. Item 6(a) – Requisitioned resolution to amend Westpac’s Constitution Item 6(a) is a special resolution which proposes an amendment to Westpac’s Constitution. A small group of shareholders has proposed two resolutions under section 249N of the Corporations Act and requested pursuant to section 249P of the Corporations Act that the statements set out in Appendix 1 to this Notice of Meeting be provided to shareholders.

2019 NOTICE OF MEETING 31 The proposed amendment, if approved, would also make Westpac’s Constitution inconsistent with the constitutions of other ASX listed companies and the rights and obligations of shareholders and directors under Australian law. Changes to the governance framework of Australian companies to allow shareholders to put forward advisory resolutions are a matter for the Australian Government, and the proper channel to effect change would be through legislative reform following public consultation. Your Board notes that shareholders already have a number of avenues available to them to engage with the company. Westpac has a dedicated investor relations team and a comprehensive shareholder engagement program, which this year included extensive consultation with both individual and institutional shareholders to understand your views and act on your feedback regarding executive remuneration. Over many years, a significant part of this engagement has related to climate change. Shareholders also have the right to ask questions or make comments regarding Westpac’s business at any time, including at the AGM, where your Board and Group Executives are able to listen to your feedback and respond to your questions. A question form will also accompany this Notice of Meeting and shareholders are encouraged to submit questions about your company in advance if you cannot attend the AGM or do not wish to ask a question in person. Shareholders have carriage of the course and direction of Westpac by voting on the composition of the Board. If shareholders disapprove of actions taken by the Board, they also have the right to exercise their vote to refuse to re-elect a Non-executive Director or remove them from office by ordinary resolution. The Board unanimously recommends shareholders vote against Item 6(a). The Chairman of the AGM intends to vote all available proxies against this Item.

32 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Item 6(b) – Requisitioned resolution on transition planning disclosure Item 6(b) contains an ‘advisory resolution’ and may be properly considered at the AGM only if Item 6(a) is passed by a special resolution. If Item 6(a) is not passed, Item 6(b) will not be put to the vote at the AGM. Westpac was the first Australian bank to recognise the importance of limiting global warming to two degrees and was a signatory to the ‘CEO Statement on Business and Climate Change and the Paris Negotiations’ supporting the Australian Government’s commitment to limit global warming to less than two degrees Celsius above pre-industrial levels. As a financial institution, the most constructive role Westpac can play is to work with customers and support them as they manage through this change. In 2008, Westpac was the first major Australian bank to release a climate change position statement. This was updated in 2014 and again in 2017, with our next position statement scheduled to be finalised by mid-2020. Commitment to action on climate change The Board approved the Group’s current Climate Change Position Statement and 2020 Action Plan (CCPS) in 2017. The CCPS, is based on five principles: • A transition to a net zero economy is required; Economic growth and emissions; reductions are complementary goals; Addressing climate change creates financial opportunities; • • Your Board’s Response Your Board acknowledges the objectives of the resolutions requisitioned by shareholders, however, believes that Westpac has a strong track record of meeting its commitments on climate change. Westpac has long recognised the threat of climate change, is committed to playing its role to respond and provides shareholders with detailed information about the steps that it has taken and will take going forward. The Board therefore does not endorse the resolution contained in Item 6(b) and recommends that Shareholders vote against it. Westpac’s acknowledgement of the significance of climate change The Board recognises that climate change is one of the most significant issues that will impact the long-term prosperity of our economy and way of life.

2019 NOTICE OF MEETING 33 • Climate-related risk is a financial risk; and • Transparency and disclosure matters. • Committing to only finance new power generation if it reduces the emissions intensity of the grid in which the generator operates. At 31 March 2019, Westpac’s share of lending to renewables in the electricity generation sector was 71%, with Westpac being the largest financier to new renewable energy projects in Australia2. Committing to reduce the emissions intensity of Westpac’s power generation portfolio to 0.30 tCO2e/MWh by 2020. At 31 March 2019 this target had been surpassed whereby the emissions intensity of Westpac’s electricity generation portfolio was approximately one third of the Australian National Energy Market. Completing scenario analysis under 1.5, 2 and 4-degree scenarios and disclosing potential levels of exposure to climate-related risks in key lending portfolios. Supporting customers with their transition pathways to a net zero emissions economy with innovative sustainable finance solutions such as climate bonds and the world’s first Green Tailored Deposit certified by the Climate Bonds Initiative. It also identifies five focus areas, supported by specific targets and actions: • Provide finance to back climate change solutions; Support businesses that manage their climate-related risks; Help individual customers respond to climate change; Improve and disclose climate change performance; and Advocate for policies that stimulate investment in climate change solutions. • • • • • Some of the key features of the CCPS and the Group’s corresponding performance include: • • Setting a $10 billion target for lending to climate change solutions by 2020 and $25 billion by 2030. At 31 March 2019, the 2020 target had been surpassed. Limiting lending to customers in the Thermal Coal Sector1 with specific criteria including; higher calorific value, existing coal producing basins only. At 31 March 2019 coal mining averaged around 0.1% of total lending, with the majority weighted towards metallurgical coal. • • 1. The Thermal Coal Sector includes coal projects when project financed, or the average of a coal mining company’s thermal coal portfolio when corporate financed, and coal handling terminals. Diversified mining companies producing a range of commodities will be subject to the same criteria where the revenue derived from thermal coal operations exceeds 30 per cent. 2. Period between 1st October 2017 and 31 March 2019.

34 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING Board recommendation In light of the above commitments and Westpac’s efforts to keep shareholders informed on your company’s progress, the Board does not believe any additional disclosure is required. In the event this Item is put to the vote at the AGM, the Board unanimously recommends shareholders vote against Item 6(b). The Chairman of the AGM intends to vote all available proxies against Item 6(b). • Continuing to advocate for policies and standards, including as a founding member of the Australian Sustainable Finance Initiative and founding signatory of the United Nations Environment Programme Finance Initiative’s Principles for Responsible Banking. This approach represents a practical, science-based and responsible approach, which recognises and maintains the Group’s strong track record of support for the economy, environment and communities. Keeping shareholders informed of our progress The Group reports progress against the CCPS every six months, framed in line with the recommendations of the Task Force on Climate-related Financial Disclosures an approach advocated by regulators. The latest information will be available in the 2019 Annual Report, Appendix 4E, Sustainability Performance Report, Investor Discussion Pack and Annual Review and Sustainability Report. The substance of Item 6(b) therefore incorporates many of the Group’s commitments and actions to operate in a manner consistent with limiting global warming to less than two degrees Celsius above pre-industrial levels.

2019 NOTICE OF MEETING 35 In our view, this is contrary to the long-term interests of Westpac, the Westpac board and all Westpac shareholders. Passage of this resolution – to amend the Westpac constitution – will simply put the company in a similar position in regard to shareholder resolutions as any listed company in the UK, US, Canada or New Zealand. We encourage shareholders to vote in favour of this resolution. APPENDIX 1 Supporting Statements Provided by Market Forces The statements below were provided by Market Forces and are not endorsed by the Board. The Board unanimously recommends that shareholders vote against Resolution 6(a) and, if put to the meeting, Resolution 6(b). Supporting Statement 1 Shareholder resolutions are a healthy part of corporate democracy in many jurisdictions other than Australia. For example, in the UK shareholders can consider resolutions seeking to explicitly direct the conduct of the board. In the US, New Zealand and Canada shareholders can consider resolutions seeking to advise their board as to how it should act. As a matter of practice, typically, unless the board permits it, Australian shareholders cannot follow the example of their UK, US, New Zealand or Canadian cousins in this respect. A board of Directors is a steward for shareholders and accountability for the discharge of that stewardship is essential to long-term corporate prosperity. In rare situations the appropriate course of action for shareholders dissatisfied with the conduct of board members is to seek to remove them. But in many situations such a personality-focused approach is unproductive and unwarranted. In those situations a better course of action is to formally and publicly allow shareholders the opportunity at shareholder meetings such as the AGM to alert board members that the shareholders seek more information or favour a particular approach to corporate policy. The Constitution of Westpac is not conducive to the right of shareholders to place resolutions on the agenda of a shareholder meeting. Supporting Statement 2 Despite committing to support the climate goals of the Paris Agreement, Westpac has failed to align its lending practices or policies with these goals. Westpac must disclose strategies and targets to reduce exposure to fossil fuels in line with the climate goals of the Paris Agreement, or risk exposing itself and shareholders to needless transitional climate risk. Westpac being left behind Signed by 197 nations, the Paris Agreement aims to limit “the increase in the global average temperature to well below 2°C above pre-industrial levels and pursuing efforts to limit the temperature increase to 1.5°C.”1 Major financial institutions have called for action to reduce emissions in line with the Paris climate goals, including the phase out of coal power in OECD countries by 2030. Signed by 515 investors representing over US$35 trillion in assets, the Global Investor Statement to Governments on Climate Change requests governments “phase out thermal coal power worldwide by set deadlines.”2 Its accompanying Briefing Paper clarifies these deadlines, including the elimination of coal power in OECD countries by no later than 2030.3 1. 2. 3. https://unfccc.int/sites/default/files/english_paris_agreement.pdf, art 2(1)(a) https://theinvestoragenda.org/focus-areas/policy-advocacy/ https://theinvestoragenda.org/wp-content/uploads/2018/05/GISGCC-briefing-paper-FINAL.pdf

36 WESTPAC GROUP

NOTICE OF ANNUAL GENERAL MEETING

Commonwealth Bank has committed to "reduce our exposures to thermal coal mining and coal fired power generation, with the view to exiting the sector by 2030."[4] Similarly, QBE will no longer insure new thermal coal projects, and will phase out all direct insurance services to thermal coal customers by 2030.[5]

A Paris-aligned energy transition also requires significant declines in oil and gas use. The IPCC's Special Report on Global Warming of 1.5°C demonstrates that the role of gas for primary energy must decline globally by 25% by 2030 (from a 2010 baseline), with oil's role in primary energy falling 37% over the same time frame.[6]

Westpac's current activities

Despite the rapid declines in fossil fuel use that can be expected under a Paris-aligned transition, there is no clear trajectory that reflects this from our company's loan book. Westpac's total committed exposure (TCE) to coal mining was greater in 2018 ($1.4 billion) than in 2015 ($1.3 billion) and fluctuated significantly during that period, between $0.58 billion in 2017 and $1.4 billion in 2018.[7]

Westpac continues to finance the expansion of the fossil fuel industry. In 2018, Westpac co-financed a $720 million deal to Coronado Global Resources. Coronado's contract to supply thermal coal via the Curragh coal mine to the Stanwell power station in central Queensland is expected to keep Stanwell operating well beyond the investor-backed 2030 deadline for OECD countries to phase out coal power. In April 2016, Westpac contributed to a deal to enable InterOil to develop one of Asia's largest untapped gas fields, Elk-Antelope in Papua New Guinea. The project is expected to facilitate 342 Mt of CO_2 emissions over its lifetime.[8]

Westpac also lends against the balance sheets of companies such as Whitehaven Coal and Woodside Petroleum, whose plans to significantly increase fossil fuel production are entirely inconsistent with the Paris climate goals. Whitehaven justifies its expansion plans with energy demand projections that are consistent with 3°C of warming by 2100,[9] while Woodside's capital expenditure plans have been found to be incompatible with the Paris Agreement.[10]

Financial risks and regulatory scrutiny

In June 2017, the Task Force for Climate-related Financial Disclosures (TCFD) published its final recommendations, designed to allow investors to "appropriately assess and price climate-related risk and opportunities."[11]

Recognising "Banks are exposed to climate-related risks and opportunities through their lending and other financial intermediary activities as well as through their own operations," the TCFD recommends:

Banks should provide the metrics used to assess the impact of (transition and physical) climate-related risks on their lending and other financial intermediary business activities in the short, medium, and long term.[12]

4. https://www.commbank.com.au/content/dam/commbank/about-us/download-printed-forms/environment-and-social-framework.pdf
5. http://qbe.com/media-centre/qbe-group-energy-policy
6. https://www.ipcc.ch/sr15/
7. https://www.2018annualreport.westpacgroup.com.au/downloads/2018-Sustainability-Performance-Report.pdf (slide 83)
8. https://www.marketforces.org.au/campaigns/banks-new/twodegrees/
9. http://www.whitehavencoal.com.au/wp-content/uploads/2018/09/WVN_224754_Annual-Report-2018_LR_FA-3.pdf
10. https://www.carbontracker.org/wp-content/uploads/2019/09/CTI_Breaking_the_Habit_Report_6.pdf
11. https://www.fsb-tcfd.org/wp-content/uploads/2017/06/FINAL-TCFD-Report-062817.pdf
12. https://www.fsb-tcfd.org/wp-content/uploads/2017/06/FINAL-TCFD-Annex-062817.pdf

2019 NOTICE OF MEETING 37 The TCFD also states: “Organizations should describe their key climate-related targets... in line with anticipated regulatory requirements or market constraints or other goals.” Westpac claims to “align with and support” the TCFD.13 However, after two years, shareholders are still in the dark about the specific, measurable impacts of climate risk facing our company. Westpac is falling behind competitors like Commonwealth Bank, which has been disclosing measurable risks for two reporting cycles. Adoption of this resolution would ensure Westpac discloses metrics and targets to demonstrate effective management of financial climate change transition risks, in line with the TCFD recommendations and previously stated investor expectations. Australian regulators have been calling for robust climate risk management from financial institutions. APRA has warned “Some climate risks are distinctly ‘financial’ in nature. Many of these risks are foreseeable, material and actionable now.”14 APRA Executive Board Member Geoff Summerhayes has since said: “APRA wants to see continuous improvement in how organisations disclose and manage these [climate] risks over coming years.”15 ASIC in September 2018 stated: “Climate change is a foreseeable risk facing many listed companies ... Directors and officers of listed companies need to understand and continually reassess existing and emerging risks (including climate risk) that may affect the company’s business. This extends to both short-term and long-term risks.”16 It has also been found that the OECD Guidelines for Multinational Enterprises (which Westpac is subject to) require banks to formulate concrete climate goals for their financial services.17 Investor support required Despite its stated support for the Paris Agreement, Westpac remains an active investor in an expanding fossil fuel sector, further exposing shareholders to financial risks associated with the economic transition required to meet the Paris Agreement’s climate goals. We urge shareholders to vote in favour of this resolution, and expect the many institutional investors already outspoken on this issue to offer their support. 13. https://www.westpac.com.au/about-westpac/investor-centre/environmental-social-governance/ 14. https://www.apra.gov.au/news-and-publications/australias-new-horizon-climate-change-challenges-and-prudential-risk 15. https://www.apra.gov.au/media-centre/media-releases/apra-step-scrutiny-climate-risks-after-releasing-survey-results 16. https://download.asic.gov.au/media/4871341/rep593-published-20-september-2018.pdf 17. https://www.oecdguidelines.nl/documents/publication/2019/04/19/ncp-final-statement-4-ngos-vs-ing

38 WESTPAC GROUP NOTICE OF ANNUAL GENERAL MEETING ATTENDING THE AGM DARLING Location ISLAND International Convention Centre Sydney Darling Harbour Theatre, Level 2 14 Darling Drive Sydney New South Wales 2000 WYNYARD The International Convention Centre Sydney (ICC) is in the precinct of Darling Harbour on Cockle Bay. The venue is close to bus, train and light rail stations and a ferry wharf. It also has access for taxis and its own car park. For more information on the ICC visit www.iccsydney.com.au. CENTRAL BUSINESS DISTRICT CBD KING STREET WHARF PYRMONT BAY PYRMONT Market St IRON WHARF PLACE DARLING HARBOUR Druitt St CONVENTION DARLING HARBOUR THEATRE TOWN HALL WENTWORTH PARK n TUMBALONG PARK TA XI TRAIN BUS LIGHT RAIL CHINA EXHIBITION FERTROY WN ZOLLNER CIRCUIT PARKING D HARBOURSIDE SHOPPING CENTRE

In addition, Captain Cook Cruises operates services between Darling Harbour Convention Wharf, Barangaroo, King Street Wharf No.1 and Circular Quay. Further information about travel to the venue and parking can be found at www.iccsydney.com.au/visit-icc-sydney or by calling (+61 2) 9215 7100. For public transport information and timetables visit www.transportnsw.info or call 131 500. How to get there By car The ICC has two car parking stations being the Sydney Exhibition Centre Car Park and First State Super Theatre Car Park. Both carparks can be accessed via 14 Darling Drive. The Sydney Exhibition Centre Car Park is the most convenient for those attending the AGM. By taxi Taxi ranks are located at Iron Wharf Place next to Harbourside Shopping Centre and Zollner Circuit on the Southern end of the ICC. Both are accessed via Darling Drive. Venue security Security arrangements will be in place at the venue, including electronic screening prior to AGM entry. By bus Bus routes 389 and 501 stop on Harris Street near Allen Street, which is a 10 minute walk from the ICC. Cloakroom facilities A cloakroom is available at the venue’s customer service desk and is located on the ground floor, just to the left of the AGM registration. By train The ICC is a 10 minute walk from Town Hall Station and a 15 minute walk from Central Station. Train services operate between Sydney airport and these stations, with a travelling time of approximately 20 minutes. The light rail connects from Central Station to the ICC. Webcast For those shareholders unable to attend in person, the AGM will be webcast live at www.westpac.com.au/investorcentre and an archive of the AGM will also be subsequently available. By light rail The light rail runs between Central Station and Dulwich Hill and stops at the ICC. Further information For further information regarding the Westpac AGM, please contact Link on (+61) 1800 804 255 (toll free within Australia). By ferry Direct ferry services to Darling Harbour operate from Circular Quay, King Street Wharf and Pyrmont Bay Wharf. It is a 15 minute walk from King Street Wharf to the ICC and a 10 minute walk from Pyrmont Bay Wharf to the ICC. Water Taxis to Darling Harbour depart from the Rocks, Circular Quay, the Opera House, Barangaroo and Luna Park.

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